Exhibit 2.2
AMENDMENT TO INTELLECTUAL PROPERTY AND ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO INTELLECTUAL PROPERTY AND ASSET PURCHASE AGREEMENT (“Amendment”) is to have effect and is dated for reference as of the 25th day of October, 2007

BETWEEN:

Montilla Capital, Inc., a company duly incorporated under the laws of the British Virgin Isles and having its’ offices at c/o First Independent Trust (Curacao) N.V. 7 Abraham de Veerstraat P.O. Box 840, Curacao, Netherlands Antilles

(hereinafter called “Montilla”)	OF THE FIRST PART

AND:

Syntec Biofuel, Inc., a company duly incorporated under the laws of the State of Washington, USA and having corporate offices at #206, 388 Drake Street, Vancouver, Canada

(hereinafter called “Syntec”)	OF THE SECOND PART

(Montilla and Syntec jointly referred to as the ‘Parties’)

WHEREAS,

1.
Montilla and Syntec entered into an Intellectual Property and Asset Purchase Agreement (“Agreement”) on September 28, 2007 in which Montilla agreed to sell the operational assets, including but limited to the laboratory equipment, the furniture, fixtures and equipment in the laboratory at 8666 Commerce Court, Burnaby (the “Assets”) and co-ownership of the Intellectual Property relating to a method for producing catalysts and processes for the manufacture of lower aliphatic alcohol from syngas (the ‘I.P.”) for 11,000,000  common shares.

2.	The value of co-ownership of the I.P. was questioned by Syntec’s counsel as creating future conflict of interest and Montilla agrees to transfer to Syntec, 100% ownership of the I.P.

3.	The Parties would like to amend the Agreement accordingly.

NOW, THEREFORE, that in consideration of the mutual covenants herein contained and for good and valuable consideration, the Parties agree as follows:

1.	Paragraph 3.1 (b) is hereby deleted and the following inserted:
“b) 100% ownership, including the copyright, in and to the I.P.”

2.	Paragraph 3.2 is hereby deleted and the following inserted:
“Unrestricted use.  Pubco may use the I.P in any manner in its sole unfettered discretion.”

3.	Paragraph 3.3 is hereby deleted and the following inserted:
“Ownership.  All proprietary and intellectual property rights, title and interest including copyright in and to the original and all copies of the I.P. and patent pending and the documentation or any changes or modifications made to the I.P. or related documentation as provided to Pubco shall be owned solely by Pubco.

4.	Paragraph 3.4 is hereby deleted.

5.	Paragraph 3.6 is hereby deleted.

6.	Paragraph 5.2 is hereby deleted and the following inserted:
“Retention of Rights.  All proprietary and intellectual property rights, title and interest including copyright in and to the original and all copies of the I.P. and patent pending and the documentation or any changes or modifications made to the I.P. or related documentation as provided to Pubco shall be owned solely by Pubco.

IN WITNESS WHEREOF this Amendment has been executed as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)
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MONTILLA CAPITAL INC.	)
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/s/Edwin Geerman
Authorized Signatory	)
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SIGNED, SEALED AND DELIVERED	)
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SYNTEC BIOFUEL INC	)
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/s/Michael Jackson	)
Authorized Signatory	)